Exhibit 99.1

Vaxart Announces Fourth Quarter and Year-End 2018 Financial Results

and Provides Corporate Update

Initiation of Two Norovirus Vaccine Trials Expected in 1H 2019

SOUTH SAN FRANCISCO, Calif., February 6, 2019– Vaxart, Inc., a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, today announced financial results for the fourth quarter and full year ended December 31, 2018.

“As we execute on our objective of building a leading oral vaccine company, we continue to expand our understanding of the unique properties of our oral vaccine platform and the important advantages we believe it can offer over conventional injectable vaccines, particularly for mucosal pathogens such as norovirus, flu and RSV,” said Wouter Latour, M.D., chief executive officer of Vaxart. “We are focused on our lead product candidate, the first oral vaccine against norovirus, a disease with a $34 billion economic impact in high income countries including the United States, Europe and Japan. After laying the groundwork in 2018, we expect to initiate our norovirus Phase 1 bivalent study and Phase 2 monovalent challenge study during the first half of 2019.  In parallel, we are advancing our first therapeutic vaccine targeting HPV-associated dysplasia and cancer toward the clinic.”

2018 Highlights:

Corporate:

•    In February, Vaxart commenced trading on the Nasdaq Capital Market under the symbol “VXRT” following the closing of its merger with Aviragen Therapeutics.

•    In October, at ID Week in San Francisco, the Company presented data from its H1 influenza Phase 2 challenge study demonstrating that its oral H1 flu vaccine, while providing 39% reduction in flu illness compared to 27% for Fluzone®, protected primarily through mucosal immunity, in contrast to Fluzone which primarily protected through serum antibodies. This finding provides evidence that Vaxart’s oral vaccines may deliver better protection against mucosal pathogens than injectable vaccines.

•    In July, Vaxart announced the publication of the comprehensive results of the previously disclosed Phase 1 clinical trial with its norovirus oral tablet vaccine in the Journal of Clinical Investigation Insight. As reported in the article, the vaccine generated robust systemic and mucosal immune responses, including mucosal IgA, memory B cells, and serum blocking antibody titers (BT50), all potential correlates of protection.

•    In October at the 32nd International Papillomavirus Conference, the Company presented preclinical data on its human papillomavirus (HPV) vaccine trial. The Vaxart HPV vaccine created CD8 tumor-infiltrating T cells and eliminated or significantly reduced the majority of tumors with or without a checkpoint inhibitor.

•    In June, the Company announced the publication of preclinical results from its oral F-protein based Respiratory Syncytial Virus (RSV-F) vaccine in Vaccine. As described in the article, the oral RSV-F vaccine candidate provided complete sterilizing protection against RSV infection in the cotton rat challenge model at the target dose.

Financial Results for the Three Months and Year Ended December 31, 2018

•    Vaxart reported a net loss of $4.9 million for the fourth quarter of 2018 compared to a net loss of $1.1 million for the fourth quarter of 2017. For the year ended December 31, 2018, the net loss was $18.0 million compared to a net loss of $9.6 million for 2017.

•    Vaxart ended the year with cash and cash equivalents of $11.5 million compared to $17.9 million at September 30, 2018. The decrease was primarily due to cash used in operations.

•    Revenue for the quarter was $1.8 million compared to $0.8 million in the fourth quarter of 2017. The increase was due to royalty revenue resulting from our merger with Aviragen, offset by lower revenues from the contract with BARDA, which ended on September 30, 2018.

•    Research and development expenses were $4.5 million for the quarter compared to $1.9 million for the fourth quarter of 2017. The increase was mainly due to higher clinical and manufacturing costs incurred in the Company’s norovirus program and amortization of intangible assets acquired in the merger with Aviragen, offset by lower expenditures incurred under the BARDA contract.

•    General and administrative expenses were $1.2 million for the quarter compared to $1.5 million for the fourth quarter of 2017. The decrease was a result of significant one-off costs incurred in the 2017 period in connection with the merger with Aviragen..

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform. Vaxart’s vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may also be useful for the treatment of chronic viral infections and cancer. Vaxart’s vaccines are administered using a convenient room temperature-stable tablet, rather than by injection. Vaxart believes that tablet vaccines are easier to distribute and administer than injectable vaccines and have the potential to significantly increase vaccination rates. Vaxart’s development programs include oral tablet vaccines that are designed to protect against norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). For more information, please visit www.vaxart.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “believe,” “could,” “potential,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to the Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data; the expected timing of the initiation of the Phase 1 bivalent study and Phase 2 monovalent challenge study; and Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over  injectable alternatives, particularly for mucosal pathogens such as norovirus, flu and RSV. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that Vaxart may experience manufacturing issues and delays; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

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CONTACT:

Carl Mauch

Stern Investor Relations

212-362-1200

vaxart@sternir.com

Vaxart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2018	December 31, 2017
	(in thousands)
Assets
Cash and cash equivalents	$11,506	$1,571
Short-term investments	—	1,415
Accounts receivable	1,796	630
Prepaid and other assets	1,446	137
Property and equipment, net	1,066	730
Intangible assets, net	19,413	40
Total assets	$35,227	$4,523

Liabilities and stockholders’ equity (deficit)
Accounts payable	$962	$1,390
Accrued and other liabilities	1,675	1,605
Liability related to sale of future royalties	17,741	—
Secured promissory note	3,611	4,968
Convertible promissory notes, related party	—	35,282
Total liabilities	23,989	43,245
Stockholders’ equity (deficit)	11,238	(38,722)
Total liabilities and stockholders’ equity (deficit)	$35,227	$4,523

Vaxart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands, except share and per share amounts)

Revenue	$1,767	$760	$4,159	$5,839
Operating expenses:
Research and development	4,474	1,905	17,275	12,355
General and administrative	1,226	1,544	6,681	3,499
Exit and impairment charges	253	—	1,959	—
Total operating expenses	5,953	3,449	25,915	15,854
Loss from operations	(4,186)	(2,689)	(21,756)	(10,015)
Bargain purchase gain	—	—	6,760	—
Other income and expenses, net	(736)	1,614	(2,902)	433
Provision for income taxes	(80)	—	(109)	—
Net loss	$(4,902)	$(1,075)	$(18,007)	$(9,582)
Net loss attributable to common shareholders	$(4,902)	$(1,800)	$(18,346)	$(12,460)
Net loss per common share, basic and diluted	$(0.69)	$(13.16)	$(2.90)	$(91.65)
Shares used in computing net loss per share, basic and diluted	7,141,189	136,829	6,316,065	135,953